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                                                                    Exhibit 99.1



                                                 For Release: September 26, 2000
                                                          9:25 a.m. EDT


                        ANALOG DEVICES PRICES $1 BILLION

                           CONVERTIBLE NOTE OFFERING


NORWOOD, MA -- Analog Devices, Inc. (NYSE: ADI) today announced that the Company has offered and priced a new issue of $1 billion of Convertible Subordinated Notes due 2005 (the "Notes"). The Notes will have an annual interest rate of 4.75% and will be convertible into common stock at $129.78 per share. The Company may also issue up to an additional $200 million of Notes pursuant to an option granted to the initial purchaser of the Notes.

The Company intends to use the net proceeds of the offering for acquisitions of complementary businesses, products or technologies and for capital expenditures and working capital. The Company is currently engaged in acquisition discussions with several companies, which, if acquired by the company, could require the use of a substantial portion or all of the net proceeds. However, currently there are no agreements in effect regarding any such acquisitions, and no assurance can be given that any such acquisitions will be made. Pending such uses, the net proceeds of the offering will be invested in investment grade, interest-bearing instruments.

The Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, except pursuant to an applicable exemption from the Securities Act registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

To receive a copy of this release, or any recent financial release issued by Analog Devices, visit the Company's web site at www.analog.com. Click on "Investor Relations" and then on "Financial Releases."


                                     -end-

CONTACT: James O. Fishbeck, Director of Corporate Communications at Analog Devices, 781-461-3282, or james.fishbeck@analog.com